Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following

Registration Statements:

(1)

Registration Statement (Form F-3 No. 333-271647) of Equinor ASA,
(2)

Registration Statement (Form F-3 No. 333-271647-01) of Equinor US Capital LLC,
(3)

Registration Statement (Form F-3 No. 333-271647-02) of Equinor Energy AS, and
(4)

Registration Statement (Form S-8 No. 333-262601) pertaining to the Employee Share Purchase Plan of
Equinor US Holdings Inc
of our reports dated 12 March 2024, with respect to the

consolidated financial statements of Equinor ASA and the
effectiveness of internal control over financial reporting of

Equinor ASA included in this

Annual Report (Form 20-F)
of Equinor ASA for the year ended 31 December 2023.
/s/ Ernst & Young AS
Stavanger, Norway
21 March 2024